Exhibit 10.4
LANDAMERICA FINANCIAL GROUP, INC.
AMENDED AND RESTATED
EXECUTIVE OFFICER INCENTIVE PLAN

1.           Purpose.

The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide Awards that are “qualified performance-based compensation” under Section 162(m) of the Code.

2.           Definitions.

“Award” means an incentive award made pursuant to the Plan.

“Award Formula” means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals.  Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Award Schedule” means the Award Schedule established pursuant to Section 4.1.

“Beneficiary” means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant’s estate.

“Board of Directors” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Executive Compensation Committee of the Board of Directors.  The Committee shall be composed of not less than two directors, each of whom is intended to be an “outside director” (within the meaning of Code Section 162(m)).

“Common Stock” means the Common Stock of the Company.  Awards under the Plan paid in Common Stock shall be awarded by the Committee under the Executive Stock Plan.

“Company” means LandAmerica Financial Group, Inc. and its successors.

 “Determination Period” means, with respect to a Performance Period applicable to any Award under the Plan, the period commencing with the first day of such Performance Period and ending on the earlier to occur of (i) 90 days after the commencement of the Performance Period and (ii) the date upon which twenty-five percent (25%) of the Performance Period shall have elapsed.

“Disability” means disability as defined under the Company’s long term disability plan or, if no such plan is in force at the time, as determined by the Committee.

“Executive Officer” means a person who is an executive officer of the Company for purposes of the Securities Exchange Act of 1934, as amended.

“Executive Stock Plan” means the LandAmerica Financial Group 2000 Stock Incentive Plan, as amended in the future, or any successor plan.

“Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

“Performance Goal” means the level of performance or matrix of levels of performance established by the Committee as the Performance Goal with respect to a Performance Measure.  A Performance Goal may be an absolute goal or a goal relative to the performance of a peer group selected by the Committee. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Measure” means one or more of the following selected by the Committee to measure Company and/or business unit performance for a Performance Period:  net income; basic or diluted earnings per share; net revenues; market share; gross profit; profit margin; cash flow; income before income taxes; expense ratios; return on assets; return on funds employed, return on equity; stock price; market capitalization; and total shareholder return; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the Determination Period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles.  Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award.

“Plan” means the LandAmerica Financial Group, Inc. Executive Officer Incentive Plan, as amended and restated.

“Retirement” means retirement at the Company’s normal retirement age or early retirement with the prior written approval of the Company.

“Restricted Stock” means shares of Common Stock awarded to a participant subject to forfeiture or otherwise restricted.  Awards under the Plan paid in Restricted Stock shall be awarded by the Committee under the Executive Stock Plan.

“Stock Unit” means an award stated with reference to a share of Common Stock that entitles the holder to receive a payment for each Stock Unit equal to the Fair Market Value (as defined in the Executive Stock Plan) of a share of Common Stock on the date of payment.  Awards under the Plan paid in Stock Units shall be awarded as Phantom Stock under the Executive Stock Plan.  At the Committee’s discretion, the Participant’s rights in Stock Units may be forfeitable or otherwise restricted and may be paid in cash, Common Stock or a combination of cash or Common Stock.

3.	Participation.

3.1           Participants shall be selected by the Committee from among the Executive Officers.  The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period.

4.           Awards.

4.1           Award Schedules.  With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period the Committee shall establish in writing for such Performance Period an Award Schedule for each Participant.  Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.  The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine.  Once established for a Performance Period, such items shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance based compensation under Code Section 162(m).

4.2           Determination of Awards.  A Participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all of some portion of such Participant’s Award has been earned for the Performance Period.  As soon as practicable after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula.  The Committee shall then determine the actual amount of the Award to be paid to each Participant and, in so doing, may decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance.  Anything in this Plan to the contrary notwithstanding, the maximum Award payable to any Participant with respect to each fiscal year of the Company contained within a Performance Period shall be $2,000,000 cash and 50,000 shares of Common Stock prorated on a monthly basis if the portion of a fiscal year included in the Performance Period is less than twelve months.

4.3           Payment of Awards.  At the Committee’s discretion, awards may be paid in cash, Common Stock, Restricted Stock, Stock Units or a combination of cash, Common Stock, Restricted Stock or Stock Units.  Payments shall be made as soon as practicable after the amount of the Award has been determined and certified in accordance with Section 4.2.  The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 162(m) so that any increase in the amount of an Award that is deferred shall be based either on a reasonable rate of interest or the performance of a predetermined investment in accordance with Treasury Regulation 1.162-27(e)(2)(iii)(B).  If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

5.	Termination of Employment.

5.1           Termination of Employment.  Except as otherwise determined by the Committee or as otherwise provided in Section 5.2, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the last day of such Performance Period.

5.2           Death, Disability or Retirement.  In the event that a Participant dies or his or her employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant (or, in the event of death, to the Participant’s Beneficiary or estate) a prorated amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3 had his or her employment continued based on actual performance for the Performance period in which death, Disability or Retirement occurs, multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the Performance Period and the denominator of which is the number of calendar months in the Performance Period.  Any prorated bonus under this Section 5.2 shall be paid when bonuses for the Performance Period are paid to other participants.

6.           Administration.

6.1           In General.  The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

6.2           Determinations.  The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive.  Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.3           Appointment of Experts.  The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4           Delegation.  The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards.

6.5           Books and Records.  The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.6           Payment of Expenses.  The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

7.	Miscellaneous.

7.1           Nonassignability.  No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

7.2           Withholding Taxes.  Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3           Amendment or Termination of the Plan.  The Plan may be amended or terminated by the Committee in any respect except that (i) no amendment may be made after the date on which an Executive Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant and (ii) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the applicable requirements of Code Section 162(m).

7.4           Other Payments or Awards.  Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5           Payments to Other Persons.  If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly.  Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6           Unfunded Plan.  Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan.  Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

7.7            Limits of Liability.  Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8           No Right of Employment.  Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause and with or without notice.

7.9           Section Headings.  The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.10           Invalidity.  If any term or provision contained herein is to any extent invalid or unenforceable, such term, or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.11           Applicable Law.  The Plan will be governed by the laws of the Commonwealth of Virginia, as determined without regard to the conflict of law principles thereof.

7.12           Effective Date/Term.  The Plan became effective upon the approval by the shareholders of the Company at the 2005 Annual Meeting of Shareholders and became effective for the Company’s 2005 fiscal year and each of the next four succeeding fiscal years of the Company unless sooner terminated by the Committee in accordance with Section 7.3.  For the fifth succeeding fiscal year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Committee, and the Committee shall make the determinations required by Section 4 for such year, but the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth year and payment of all Awards under the Plan for such fiscal Year and any future periods shall be contingent upon such approval.  This Amended and Restated Plan is effective November 4, 2008.

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